================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------
                       Gen-Net Lease Income Trust, Inc.
       (Exact Name of Registrant as Specified in Governing Instruments)

                               -----------------

                      24081 West River Road, First Floor
                          Grosse Ile, Michigan 48138
                                (734) 362-0175
  (Address, Including Zip Code, and Telephone Number, Including Area Code of
                   Registrant's Principal Executive Offices)

                               Jerry D. Bringard
                      24081 West River Road, First Floor
                          Grosse Ile, Michigan 48138
                                (734) 362-0175
 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent For Service)

                               -----------------

                                  Copies to:

                            John D. Ellsworth, Esq.
                         2027 Dodge Street, Suite 100
                             Omaha, Nebraska 68102

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-72404

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                            Proposed       Proposed
                                            Maximum        Maximum      Amount of
  Title of Each Class of    Amount to be Offering Price   Aggregate    Registration
Securities to be Registered  Registered     Per Unit    Offering Price     Fee
-----------------------------------------------------------------------------------
  Shares of common stock...  2,500,000       $10.00      $25,000,000    $6,250.00

================================================================================

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-72404) filed by Gen-Net Lease Income Trust, Inc., is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to the Registration Statement.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits.

   (b) Exhibits

                          Title                                    Method of Filing
                          -----                                    ----------------

1    Form of Underwriting Agreement between           Filed with Pre-Effective Amendment No. 2.
     Registrant and Investors Capital Corporation

1.1  Form of Wholesaling Agreement                    Filed herewith.

3    Restated Articles of Incorporation               Filed with Pre-Effective Amendment No. 1.

3.1  Form of Amended and Restated Bylaws              Filed with Pre-Effective Amendment No. 7.

4    Specimen of Stock Certificate                    Filed herewith.

5    Opinion of David A. Sims, P.C. as to legality of Filed with Pre-Effective Amendment No. 1.
     securities being registered, including consent

8    Form of Opinion of Lieben, Whitted, Houghton,    Filed with Pre-Effective Amendment No. 1.
     Slowiaczek & Cavanagh, P.C., L.L.O. as to tax
     matters, including consent

10.1 Escrow Agreement                                 Filed with Pre-Effective Amendment No. 2.

10.2 Form of Amended & Restated Omnibus Services      Filed herewith.
     Agreement with Genesis Financial Group, Inc.

23   Consent of Zwick & Steinberger, P.L.L.C.,        Filed with Pre-Effective Amendment No. 9.
     Independent Certified Public Accountants

23.1 Consent of Lieben, Whitted, Houghton,            Included in Exhibit 8.
     Slowiaczek & Cavanagh, P.C., L.L.O.

24   Power of Attorney with respect to signing future Filed as part of signature page of initial
     amendments to this Registration Statement        Registration Statement.

99   Prior Performance Table VI                       Filed herewith.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Grosse Ile, State of Michigan, on the 12th day of February, 2003.


                                              GEN-NET LEASE INCOME TRUST, INC.

                                                      /s/ JERRY D. BRINGARD
                                              By: -----------------------------
                                                        Jerry D. Bringard
                                                      Chair of the Board of
                                                            Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                      Capacity                   Date
          ---------                      --------                   ----
    /s/ JERRY D. BRINGARD      Chair of the Board of Directo  February 12, 2003
-----------------------------  rs, President, Secretary and
      Jerry D. Bringard        Director (Principal Executive
                               Officer)
         BRUCE BAUM*           Treasurer (Principal           February 12, 2003
-----------------------------  Financial Officer) (Principal
         Bruce Baum            Accounting Officer)
     THOMAS D. PESCHIO*        Independent Director           February 12, 2003
-----------------------------
      Thomas D. Peschio
   RICHARD H. SCHWACHTER*      Independent Director           February 12, 2003
-----------------------------
    Richard H. Schwachter

       /s/ JERRY D. BRINGARD
*By: -------------------------
        Jerry D. Bringard,
         Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit No. Title
----------- -----
    1.1     Form of Wholesaling Agreement
      4     Specimen Stock Certificate
   10.2     Form of Amended and Restated Omnibus Services Agreement with Genesis Financial Group, Inc.
     99     Prior Performance Table VI